                                                                       Exhibit F

                          AGREEMENT AND MUTUAL RELEASE

         This AGREEMENT AND MUTUAL RELEASE (the "Agreement") is entered into as of the 12th day of January 2004, by and between V.I. Technologies, Inc., a Delaware Corporation, and any of its divisions, parents, subsidiaries, directors, officers, shareholders, employees, agents, representations, attorneys, successors and assigns ("VITEX"), and Precision Pharma Services, Inc., a Delaware corporation, and any of its divisions, parents, subsidiaries, directors, officers, shareholders, employees, agents, representatives, attorneys, successors and assigns ("PRECISION"). The effective date of this Agreement shall be the date that each of PRECISION and VITEX have performed all of their respective obligations as set forth in Sections 1 and 2 below (the "Effective Date").

                                    RECITALS

         WHEREAS, on August 13, 2001, VITEX and PRECISION entered into an Asset Purchase Agreement pursuant to which PRECISION purchased, among other things, the manufacturing and processing business of VITEX located in Melville, New York (the "Asset Purchase Agreement"); and

         WHEREAS, pursuant to the Asset Purchase Agreement, a second installment of $3,000,000 of the purchase price was to be paid by PRECISION to VITEX on the second year anniversary of the closing of the asset purchase transaction, subject to VITEX's indemnification obligations (the "Deferred Cash Amount"); and

         WHEREAS, pursuant to a letter agreement between VITEX and PRECISION dated May 23, 2003, the payment date of the Deferred Cash Amount was deferred until December 31, 2004, subject to a thirty day grace period for payment; and

         WHEREAS, on April 9, 2003, VITEX and the American National Red Cross ("ANRC") entered into an agreement pursuant to which VITEX agreed to make a one-time principal payment and 35 subsequent monthly installment payments (the "Monthly Payments") to ANRC in the aggregate amount of $3,532,253 plus interest, of which the amount of $2,440,825 is currently outstanding (the "Red Cross Collaboration Debt"); and

         WHEREAS, pursuant to Section 9.7(b) of the Asset Purchase Agreement, PRECISION has agreed to provide VITEX with immediately available funds for all principal amounts which VITEX is required to repay with respect to the Red Cross Collaboration Debt (the "Reimbursement Payments"); and

         WHEREAS, VITEX and PRECISION desire to satisfy in full, discharge and terminate PRECISION's obligation to pay the Deferred Cash Amount and to satisfy in full, discharge and terminate PRECISION's obligation to pay additional Reimbursement Payments on and after the Effective Date in exchange for the PRECISION Consideration as such term is defined in Section 1 below; and

         WHEREAS, on the Effective Date, following payment and performance of the obligations of each of PRECISION and VITEX as set forth in Sections 1 and 2 below, each of PRECISION and VITEX desire to release and hold harmless the other party from any and all obligations directly or indirectly related to or arising from the Deferred Cash Amount, the Red Cross Collaboration Debt and the Reimbursement Payments.

         NOW, THEREFORE, for good and sufficient consideration, the receipt and sufficiency of which is acknowledged, VITEX and PRECISION agree as follows:

         1. Payment of the PRECISION Consideration to VITEX: Upon the Effective Date, PRECISION shall deliver to VITEX the following consideration ("PRECISION Consideration"):

                  a. A cash payment in the amount of $1,500,000 in immediately available funds wired to an account designated by VITEX; and

                  b. The transfer of 4,382,353 shares of VITEX common stock owned by PRECISION to VITEX for cancellation.

         2. VITEX release of PRECISION obligations: Upon payment in full of the PRECISION Consideration, VITEX agrees to release PRECISION from its obligation to pay the Deferred Cash Amount and from its obligation to pay additional Reimbursement Payments and all other obligations, if any, under Section 9.7(b) of the Asset Purchase Agreement on or after the Effective Date.

         3. Mutual Release. On the Effective Date, in consideration of the covenants provided in this Agreement, and other good and valuable consideration, following performance of the obligations of each of PRECISION and VITEX as set forth in Sections 1 and 2 above, each of VITEX and PRECISION agree to release and forever discharge the other party and each of its respective heirs, successors and assigns, from and against any and all claims, demands, causes of actions, suits, damages, judgments or obligations of whatsoever nature, kind or character, whether at law or in equity, whether now existing or hereafter arising under the laws of the Commonwealth of Massachusetts, the United States of America or any other state or political subdivision, whether now known or unknown, suspected or unsuspected, matured or unmatured, whether having already arisen or hereafter to arise, which the parties or any of their successors and assigns may now or hereafter have against any of such parties based upon, or arising out of, in any manner, directly or indirectly, any of the following:

                  a.       the Deferred Payment Amount; and

                  b. the Reimbursement Payments and all other obligations, if any, under Section 9.7(b) of the Asset Purchase Agreement.

provided, however, that if ANRC makes any claims or demands upon PRECISION for repayment of any portion of principal of or interest on the Red Cross Collaboration Debt, which the parties hereto agree that PRECISION has no obligation to pay, VITEX agrees to indemnify and hold harmless PRECISION from and against any and all claims, demands, losses and costs, including attorneys fees, incurred by PRECISION arising out of or relating to the Red Cross Collaboration Debt.

         4. Representations and Warranties. Each of VITEX and PRECISION hereby represents and warrants to the other that:

                  a. It has the right, power and authority to enter into this Agreement and this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate actions;

                  b. It has not assigned in part or all of any claim or cause of action within the scope of this Agreement;

                  c. No consent or approval of any governmental or quasi-governmental authority or any third party, which consent has not heretofore been obtained, is necessary for the effectiveness of this Agreement;

                  d. It has reviewed this Agreement and it has had the opportunity to consult with an attorney of its choice regarding the terms and provisions of this Agreement; and

                  e. It has executed this Agreement with full and complete authority and of its free will, act and deed.

         5. Amendment of Asset Purchase Agreement. On the Effective Date, following performance of the obligations of each of PRECISION and VITEX as set forth in Sections 1 and 2 above and pursuant to the amendment provisions of
Section 12.3 of the Asset Purchase Agreement, Section 9.7(b) of the Asset Purchase Agreement regarding the Reimbursement Payments shall be deleted in its entirety.

         6. Further Acknowledgments. The parties hereby acknowledge that this Agreement is being entered into in compromise, settlement, satisfaction in full, discharge and termination of all obligations between the parties as to the Deferred Payment Amount, the Red Cross Collaboration Debt and the Reimbursement Payments. In furtherance of such acknowledgement, this Agreement shall be and remain in effect notwithstanding the discovery or existence of any new additional facts or any facts different from that which the parties to this Agreement now know or believe to be true. Nothing herein shall be admissible in any proceeding as an admission of any factual matter against any party hereto.

         7. Integration. This Agreement and the Asset Purchase Agreement contain the complete and integrated agreement of the parties hereto with respect to the subject matter hereof. The terms of this Agreement are contractual and not a mere recital. None of the parties hereto have relied upon any representations of any other party hereto other than as expressly stated herein.

         8. Counterparts. This Agreement may be executed in as many counterparts as may be convenient or required, all of which shall be deemed one and the same instrument.

         9. Governing Law. The terms and provisions hereof shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                     V.I. TECHNOLOGIES, INC.

                                     By:      /s/ Thomas T. Higgins
                                        ----------------------------------------
                                        Thomas T. Higgins
                                        Executive Vice President, Operations
                                        and Chief Financial Officer

                                     PRECISION PHARMA SERVICES, INC.

                                     By:      /s/ James A. Moose
                                        ----------------------------------------
                                        Name:   James A. Moose
                                        Title:  President and Chief Executive
                                                Officer

                              NOTARIZED SIGNATURES

________, ss.                                                   January 12, 2004

         Then personally appeared the above-named Thomas T. Higgins, as the Executive Vice President, Operations and Chief Financial Officer of V.I. Technologies, Inc., on January _, 2004 and acknowledged the foregoing to be his free act and deed, in such capacity, before me.

                                     /s/ Shamci F. Ghaffari
                                     -------------------------------------------
                                     Notary Public

                                     Shamci F. Ghaffari
                                     -------------------------------------------
                                     Print Name of Notary Public
                                     My Commission Expires: November 26, 2004
                                                            -----------------
                                     [AFFIX NOTARIAL SEAL]

                              NOTARIZED SIGNATURES

Suffolk, ss.                                                    January 12, 2004

         Then personally appeared the above-named James A. Moose, as President and Chief Executive Officer of Precision Pharma Services, Inc., on January 12, 2004, and acknowledged the foregoing to be his free act and deed, in such capacity, before me.

                                     /s/ Anne M. Powers
                                     -------------------------------------------
                                     Notary Public

                                     Anne M. Powers
                                     -------------------------------------------
                                     Print Name of Notary Public
                                     My Commission Expires:  10/27/06
                                                             -------------
                                     [AFFIX NOTARIAL SEAL]